UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 14, 2016

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06813
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 825-6000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On April 14, 2016, FuelCell Energy, Inc. (the “Company”) entered into a loan and security agreement with Hercules Capital, Inc. (“Hercules”) pursuant to which Hercules agreed to make available to the Company a loan in an aggregate principal amount up to $25 million, subject to certain terms and conditions. The Company made an initial term loan advance on the date of the closing of $15 million. The Company may make an additional loan advance of $5 million between the later of October 15, 2016 or the date certain milestones are met and December 15, 2016. The Company may also make a loan advance of $5 million beginning on the later of January 1, 2017 or the date certain milestones are met and June 15, 2017.

The 30 month secured facility bears interest at a rate of 9.5% per annum, subject to the variability of the prime interest rate. In the first year of the long-term loan, only interest is payable. This interest-only period may be extended for up to 24 months if the Company achieves certain milestones. The Company is required to make monthly interest only payments through April 30, 2017 on all term loan advances. The entire term loan balance and all accrued and unpaid interest hereunder, shall be due and payable by October 1, 2018.

The Company may prepay all, but not less than all, of the outstanding loan advances by paying the entire principal balance and all accrued and unpaid interest thereon, together with a prepayment charge of 1.00% - 3.00% depending on when in the term such payment is made. The Company is required to prepay the outstanding loan advances, accrued interest and the prepayment charge in the event of a change in control of the Company. Hercules may waive the prepayment charges if there is agreement to refinance the advances prior to October 1, 2018. The loan contains an end of term charge equal to an aggregate of $1.7 million - $2.1 million depending on total aggregate loan amount drawn.

The loan contains a financial covenant whereby the Company is required to maintain an unrestricted cash balance of at least (a) 75% of the outstanding Loan balance plus (b) the amount of accounts payable (as defined under GAAP) not paid within 90 days of the date payment was issued.
As collateral for obligations under the loan and security agreement, the Company granted Hercules a security interest in FuelCell Energy, Inc.'s existing and after-acquired assets except for intellectual property and certain other excluded assets. Collateral does not include assets held by FuelCell Energy Finance, LLC or any project subsidiary thereof. The Company may continue to collateralize and finance its project subsidiaries through other lenders and partners.

The loan and security agreement contains customary representations and warranties, affirmative and negative covenants, and events of default that entitle Hercules to cause our indebtedness under the loan and security agreement to become immediately due and payable.

The foregoing summary of the material terms of the loan and security agreement is qualified in its entirety by reference to the full text of the loan and security agreement, a copy of which is attached as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The foregoing description in Item 1.01 above regarding the loan and security agreement is incorporated into this Item 2.03 by reference. This description is qualified in its entirety by reference to the full text of the loan and security agreement, a copy of which is attached as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 8.01 Other Events

On April 18, 2016, we issued a press release announcing the loan and security agreement, a copy of which is attached as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
See the Exhibit Index, which immediately follows the signature page hereof and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: April 20, 2016	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit Description

10.1	Loan and Security Agreement, dated April 14, 2016, among FuelCell Energy, Inc. and Hercules Capital, Inc.

99.1         Press Release of FuelCell Energy, Inc. issued on April 18, 2016.

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